Exhibit 3.15(a)

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09.00 AM 05/01/1996 960 126089 - 2619554

CERTIFICATE OF INCORPORATION

OF

AORT HOLDING COMPANY, INC.

ARTICLE I

The name of the corporation is AORT HOLDING COMPANY, INC. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office, in the County of New Castle, is 900 Market Street, Wilmington, DE 19801. The name of the registered agent at that address is Griffin Corporate Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided that the Corporation’s activities shall be confined to the management and maintenance of its intangible investments and the collection and distribution of the income from such investments or from tangible property physically located outside Delaware, all as defined in, and in such manner to qualify for exemption from income taxation under, Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is one thousand (1,000), all of which shall be common stock, $.01 par value per share (“Common Stock”).

ARTICLE V

The Board of Directors is expressly authorized to adopt, amend, alter or repeal the bylaws of the Corporation.

ARTICLE VI

The Corporation shall have the right, subject to any express provisions or restrictions contained in this certificate of incorporation from time to time, to amend this certificate of incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers at any time conferred upon the directors or stockholders of the Corporation by this certificate of incorporation or any amendment hereto are subject to such right of the Corporation.

ARTICLE VII

The number of directors of the Corporation shall be determined in accordance with the Corporation’s bylaws. The number of directors constituting the initial board of directors of the Corporation shall be three (3), which directors shall be appointed by the incorporator.

ARTICLE VIII

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

No repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

Elections of directors of the Corporation need not be by written ballot.

ARTICLE X

Meetings of the stockholders will be held within the State of Delaware. The books of the Corporation will be kept (subject to the provisions contained in the General Corporation Law) in the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

ARTICLE XI

The Corporation shall have no power and may not be authorized by its stockholders or directors (i) to perform or omit to do any act that would cause the Corporation to lose its status as a corporation exempt from the Delaware Corporation income tax under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law, or (ii) to conduct any activities outside of Delaware which could result in the Corporation being subject to tax outside of Delaware.

2

ARTICLE XII

The name and mailing address of the incorporator is as follows:

Name	Mailing Address
Victoria L. Garrett	900 Market Street Wilmington, Delaware 19801

ARTICLE XIII

The powers of the incorporator shall terminate upon election of directors,

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true and accordingly have hereunder set my hand this 1st day of May, 1996.

Victoria L. Garrett, Incorporator

0302802.01

049630/1643

3

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 12/03/2001
010612988 – 2619554

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

* * * * *

AORT Holding Company, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

That the registered office of the corporation in the state of Delaware is hereby changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

That the registered agent of the corporation is hereby changed to THE CORPORATION TRUST COMPANY, the business address of which is identical to the aforementioned registered office as changed.

That the changes in the registered office and registered agent of the corporation as set forth herein were duly authorized by resolution of the Board of Directors of the corporation.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by an authorized officer, this 29th day of November, 2001.

AORT Holding Company, Inc.

Kirk Hood, Attorney-In-Fact

E023 - 6/28/01 - CT System Online

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:55 PM 06/26/2007
FILED 05:06 PM 06/26/2007
SRV 070753676 – 2619554 FILE

STATE OF DELAWARE

CERTIFICATE OF MERGER

Pursuant to the provisions of Sections 103 and 251 of the Delaware General Corporation Law, AORT Holding Company, Inc., a Delaware corporation, submits the following Certificate of Merger:

1. The name and jurisdiction of formation or organization of each of the business entities which are to merge:

Name	State and Organizational Form
AOR Management Company of Texas, Inc.	Delaware corporation

AORT Holding Company, Inc.	Delaware corporation

2. An agreement and plan of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.

3. The name of the surviving corporation is AORT Holding Company, Inc. (the “Surviving Corporation”), and the certificate of incorporation of AORT Holding Company, Inc. shall be the certificate of incorporation of the Surviving Corporation.

4. The merger shall become effective at 11:58 p.m., Delaware time, on June 30, 2007.

5. An executed agreement and plan of merger is on file at the principal place of business of the Surviving Corporation at 16825 Northchase Dr., Suite 1300, Houston, Texas 77060, and a copy of the agreement and plan of merger will be furnished by such entity, on written request and without cost, to any stockholder of any domestic entity that is a party to the Plan of Merger.

10707399 - 45927316.2

IN WITNESS WHEREOF, the undersigned surviving corporation has caused this Certificate of Merger to be signed by its authorized officer, this 25 day of June, 2007.

AORT HOLDING COMPANY, INC., a Delaware corporation

By:

Name:	Bruce D. Broussard

Title:	Vice President

10707399 - 45927316.2

2